Exhibit 99.2

CONSENT OF PIPER JAFFRAY & CO.

LivaNova PLC

1 Fetter Lane

London, EC4A 1BR

United Kingdom

The Board of Directors:

We understand that LivaNova PLC (the “Company”) has determined to include our opinion letter (the “Opinion”),

dated February 25, 2015, to the Board of Directors of Cyberonics, Inc. (“Cyberonics”) as part of the Company’s

Amendment No. 3 to its Registration Statement on Form S-4 (the “Amended Registration Statement”) solely because such Opinion is included in the proxy statement/prospectus that forms a part of the Amended Registration Statement to be delivered to Cyberonics’ stockholders in connection with the proposed merger involving Cyberonics and Sorin S.p.A.

In connection therewith, we hereby consent to the inclusion of our Opinion as Annex C to, and references thereto under the headings “Summary—Opinion of Piper Jaffray as Financial Advisor to Cyberonics”; “Risk Factors—Risk

Factors Relating to the Mergers” and “—Risk Factors Relating to the Combined Company Following Completion of

the Mergers”; and “The Mergers—Background of the Mergers”, “—Cyberonics Reasons for the Mergers and

Recommendation of the Cyberonics Board” and “—Opinion of Piper Jaffray as Financial Advisor to Cyberonics” in

the proxy statement/prospectus that forms a part of, the Amended Registration Statement. By giving such consent,

we do not thereby admit that we are experts with respect to any part of such Amended Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

PIPER JAFFRAY & CO.

August 17, 2015